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                                                                     Exhibit 3.1

                       AMENDED ARTICLES OF INCORPORATION

                                       OF

                                   HCNB, INC.

     FIRST:  The Amended Articles of Incorporation of HCNB, Inc. as set forth
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below are made prior to the organization meeting of the Board of Directors.

     SECOND: I, Michael Burke, whose post office address is 1682 E. Gude
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Drive, Suite 102D, Rockville, Maryland  20850, being at least eighteen (18)
years of age, hereby form a corporation under and by virtue of the Corporations and Associations Article of the Annotated Code of Maryland (the "Corporations Article") and the General Laws of the State of Maryland.

     THIRD:  The name of the corporation is
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                               HCNB BANCORP, INC.

     FOURTH:  The purposes for which HCNB Bancorp, Inc. (the "Corporation") is
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formed are:

          (a) To own and hold the stock of financial institutions and otherwise operate as a financial institution holding company;

          (b) To carry on the business described above and any other related or unrelated business and activity in the State of Maryland, in any state, territory, district, or dependency of the United States, or in any foreign country; and

          (c) To do anything permitted in Section 2-103 of the Corporations Article, as amended from time to time.

     FIFTH:  The post office address of the principal office of the Corporation
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in this State is 1682 E. Gude Drive, Suite 102D, Rockville, Maryland  20850. The
name and post office address of the resident agent of the Corporation in this State are Michael Burke, 1682 E. Gude Drive, Suite 102D, Rockville, Maryland 20850. The resident agent is an individual actually residing in this State.

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     SIXTH:  Prior to these Amended Articles of Incorporation, the total
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authorized capital stock of HCNB, Inc. was One Hundred Thousand (100,000) shares
$0.01 par value per share, all of one class, for an aggregate par value of One Thousand Dollars ($1,000).

     Pursuant to these Amended Articles of Incorporation, the total authorized capital stock of the Corporation has been increased to Ten Million (10,000,000) shares, consisting of Nine Million (9,000,000) shares of common stock, with a par value of $0.01 per share, and One Million (1,000,000) shares of preferred stock, with a par value of $0.01 per share. The aggregate par value of all authorized shares is now $100,000.

     The designations and the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock now existing are as follows:

          (a)  Common Stock. Subject to all of the rights of holders of any
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preferred stock established pursuant to paragraph (b) of this Article SIXTH, each share of common stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Charter, including, but not limited to, the following rights and privileges:

               (i) dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends;

               (ii) the holders of common stock shall have the right to vote on all matters requiring shareholder action, each share being entitled to one vote; and

               (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.

     The Board of Directors by Articles Supplementary to these Amended Articles of Incorporation, may classify or reclassify any unissued shares of common stock from time to time by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and terms or conditions of redemption.

          (b)  Preferred Stock.  The preferred stock may be issued from time to
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time by the Board of Directors as shares of one or more series.  The description of shares of each series of such

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preferred stock, including the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in Articles Supplementary filed as required by law from time to time prior to the issuance of any shares of such series.

     SEVENTH:  (a) The number of directors of the Corporation shall be seven
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(7), which number may be increased or decreased pursuant to the By-Laws of the
Corporation, but shall never be less than three (3), unless the number of shareholders is less than three (3), in which case the number of directors shall not be less than the number of shareholders. The names of the directors who shall act until the first annual meeting of the shareholders or until their successors are duly elected and qualified are: Michael Burke, Chi Ping Penny Chow, Harvey Fenster, Wayne Harrison, Li Min Lee, William Olsen and Robert Wang.

          (b) At the first annual meeting of the shareholders, the directors shall be divided into three classes, Class A, Class B and Class C, the number of directors in each class to be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the Class A Directors first chosen shall hold office for one year or until the first annual meeting following their election, the Class B Directors first chosen shall hold office for two years or until the second annual meeting following their election, and the Class C Directors first chosen shall hold office for three years or until the third annual meeting following their election. Each director elected shall hold office until his successor shall be duly elected and shall qualify.

          (c) Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the remaining directors, and the directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which successors shall be elected and shall qualify. Newly created directorships resulting from an increase in the number of directors shall be apportioned by the Board of Directors among the three (3) classes of directors so as to maintain the number of directors in each class as nearly equal in number as possible.

          (d) Notwithstanding any provision to the contrary contained in the Corporations Article, a director may only be removed from office upon the affirmative vote of eighty percent (80%) of all of the votes entitled to be cast on the matter, at any meeting of the shareholders called for the purpose.

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          (e) Notwithstanding paragraph (d) of Article NINTH, this Article
SEVENTH may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.



     EIGHTH:  (a) As used in this Article Eighth, any word or words that are
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defined in Section 2-418 of the Corporations Article, as amended from time to time (the "Indemnification Section"), shall have the same meaning as provided in the Indemnification Section.

          (b) The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

          (c) With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by the Board of Directors of the Corporation, indemnify and advance expenses to such employee or agent in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

          (d) Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision to the Charter of the Corporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or an officer of the Corporation with respect to his act or failure to act which occurred prior to such amendment, repeal or adoption.

     NINTH:  In carrying on its business, or for the purpose of attaining or
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furthering any of its objects, the Corporation shall have all of the rights, powers, and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do, as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by law, the powers of the Corporation and of its directors and shareholders shall include the following:

          (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

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          (b)  The Board of Directors may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

          (c) The Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights as expressly set forth in the Charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to the same rights as an objecting stockholder in the case of a consolidation, merger, share exchange, or transfer of all, or substantially all, of the assets of the Corporation.

          (d)  With respect to:

               (i)  the amendment of the Charter of the Corporation; and

               (ii) the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

such action shall be effective and valid if taken or approved by an affirmative vote of the holders of record of a majority of the shares of capital stock of the Corporation entitled to vote thereon, after due authorization and/or approval and/or advice of such action by the Board of Directors as required by law, notwithstanding any provision of law requiring any action to be taken or authorized other than as provided in this Article NINTH, paragraph (d).

The enumeration and definition of a particular power of the Board of Directors included in this Article shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

     TENTH:  (a)  No proposed transaction resulting in a Business Combination
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(hereinafter defined) shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote of shareholders by a majority of the Corporation's Board of Directors, the affirmative vote of the holders of record of a majority of the shares of the capital stock of the Corporation entitled to vote on such matters shall be required.

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          (b)  Notwithstanding paragraph (d) of article NINTH, this Article
TENTH may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.

          (c) "Business Combination" as used herein shall mean any of the following proposed transactions:

               (i) the merger or consolidation of the Corporation or any subsidiary of the Corporation;

               (ii) the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the Corporation or any subsidiary of the Corporation; or

               (iii) any offer for the exchange of securities of another entity for the securities of the Corporation.

     ELEVENTH:  To the full extent permitted under the Corporations Article as
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in effect on the date hereof, or as hereafter from time to time amended, no director or officer shall be liable to the Corporation or to its shareholders for money damages for any breach of any duty owed by such director or officer to the Corporation or any of its shareholders. Neither the amendment nor repeal of this Article Eleventh, nor the adoption of any provision to the Charter of the Corporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer or former director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

     IN WITNESS WHEREOF, I do hereby acknowledge these Amended Articles of Incorporation to be my act this _____ day of January, 1999.


                                    ______________(SEAL)
                                    Michael Burke



     I HEREBY CONSENT TO ACT AS RESIDENT AGENT IN MARYLAND FOR THE ENTITY NAMED IN THE ATTACHED INSTRUMENT



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Michael Burke            Date

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